Exhibit (r)(2)

BABSON CAPITAL GLOBAL ADVISORS LIMITED

CODE OF ETHICS AND PERSONAL SECURITIES TRANSACTIONS

October 2012

61 Aldwych

London

WC2B 4AE

Code of Ethics and Personal Securities Transactions

CONTENTS

1.	Background	5

2.	Purpose	5

3.	Who does the Code apply to?	5

4.	Scope	6

5.	Pre-clearance process	9

6.	Reporting Obligations of Access Persons	10

7.	Records	11

8.	Breaches of the Code	11

9.	External Business Interests	11

	Appendix I: Initial Access Persons

	Appendix II: Pre-Clearance Form

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Code of Ethics and Personal Securities Transactions

Original Date:	20 January 2012

Amendment Date(s):	29 March 2012

24 October 2012

Person(s) Responsible for Code:	Peter Clark

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Introduction

This document is important. It contains requirements that you must follow, as part of your contract of employment, in relation to any dealing that you undertake or intend to undertake in certain categories of investment. It is a condition of employment for all personnel employed by or contracted to Babson Capital Global Advisors Limited (the “Company” or “Babson Capital Global Advisors”) that the requirements of this Code of Ethics (the “Code”) be followed.

Upon joining Babson Capital Global Advisors or otherwise becoming subject to its regulatory oversight, you will receive a copy of this Code. A copy of this Code is also available to any client or prospective client of the Company without charge, upon request. You are required to read and sign an undertaking confirming that you have read and understood this Code and that you will observe its requirements. The signed confirmation must be returned to the Compliance Department within five business days of becoming an Access Person (as defined below).

This policy will be updated and circulated among the Company’s staff at least annually. It is your responsibility to keep yourself informed about the contents of this document.

It should be noted that personal investments should be primarily for long term investment purposes rather than trading, so that it does not distract the individual concerned from his or her work duties. Excessive trading may result in permission to deal being withheld.

If you have any questions relating to the contents of this document or how this Code applies to you, please consult the Compliance Department.

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General Overview

1.	Background

The Company has implemented this Code to ensure that it acts in accordance with (a) Section 204A of the US Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 204A-1 under the Advisers Act and Rule 17j-1 under the US Investment Company Act of 1940, as amended and (b) the requirements and expectations of the Financial Services Authority (“FSA”) insofar as they relate to the prevention of market abuse, the Company’s obligations of confidentiality to its clients and conflicts of interest.

2.	Purpose

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Babson Capital Global Advisors and its Employees must comply with the spirit and the letter of the US Federal Securities Laws, the FSA and the rules governing the capital markets.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Babson Capital Global Advisors must act in its Clients’ best interests. Neither the Company, nor any Employee should ever benefit at the expense of any Client. Notify the Chief Compliance Officer (the “CCO”) promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Babson Capital Global Advisor’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Babson Capital Global Advisors must establish, maintain and operate effective organisational and administrative arrangements aimed at preventing certain “Access Persons” (as defined below) from:

(a)	entering into personal transactions;

(b)	advising or procuring another person to enter into such a transaction; or

(c)	disclosing information to another person where the Access Person knows or ought reasonably to know that that other person would enter into such a transaction or advise or procure a third party to do so;

in each case where such dealing, advice or disclosure would (i) give rise to a conflict of interest between Babson Capital Global Advisors and its clients; or (ii) breach the market abuse regime or (iii) breach Babson Capital Global Advisors’s obligations of confidentiality to its clients.

This Code forms part of those arrangements.

3.	Who does the Code apply to?

This Code imposes restrictions on the ability of certain relevant persons’ (listed below) to enter into personal transactions. It is important for relevant persons to understand that a personal transaction is not simply one that is carried out by an employee or for his or her account. A “personal transaction” is any trade that is carried out for the account of one of the following:

a)	Babson Capital Global Advisors Personnel, i.e. to officers and employees of the Company (including its investment professionals) and any other individual the Company’s CCOdeems appropriate;

b)	Associated Personnel, i.e. officers, partners or employees of companies or firms, or individuals, based at 61 Aldwych, London WC2B 4AE who are subject to regulatory oversight by the Company;

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c)	Connected persons of the persons identified in (a) or (b) above

More particularly:

•	where the person identified in (a) or (b) above is the legal holder, settler, nominee or trustee, the beneficial holder or member of the class of beneficiaries relating to such arrangement;

•	where the person identified in (a) or (b) above is a beneficial holder, the legal holder, trustee, settlor, nominee or trustee in relation to such arrangement;

•

any company (or other legal person) controlled by a person identified in (a) or (b) above or in which he holds 20% or more of the voting rights (but only where the person identified in (a) or (b) above carries out a transaction for them or vice versa - please consult the Compliance Department if in doubt);

•	the spouse of a person identified in (a) or (b) above (or anyone living as such);

•	any dependent children or dependent step-children of a person identified in (a) or (b) above;

•	any other relative of a person identified in (a) or (b) above who has shared the same household as that person for at least one year on the date of the relevant personal transaction; and

•

any person (relative or otherwise) whose relationship with a person identified in (a) or (b) above is such that they have a direct or indirect material interest in the outcome of a transaction (other than a fee or commission for its execution).

d)	Leavers, continue to be bound by this Code them for a period of three months after they cease to be an officer or employee of the Company.

(each an “Access Person” and collectively the “Access Persons”)

A list of the Access Persons falling within paragraphs (a) and (b) above (as at the date of this Code or, if applicable, the latest amendment hereto) is set out in Appendix I.

You should note that, where these rules and procedures preclude an Access Person from entering into a personal transaction, such Access Person(s) must also not (except in the proper course of their duties as an officer or employee of the Company):

•	procure any other person to enter into such a transaction (i.e. one that would be a personal transaction if the Access Person entered into it);

•

disclose any information to any person if the Access Person knows, or reasonably ought to know, that on the basis of that information that other person will, or is likely to, enter into a transaction himself (i.e. one that would be a personal transaction if the Access Person entered into it) or to advise or procure someone else to do so.

Any person associated with the Company that would otherwise fall within the definition of Access Person due to such person’s status or relationship with the Company may be deemed to not be an Access Person for certain selected provisions of this Code. The basis upon which any such person is exempt from Access Person status will be documented in a written memorandum, which shall be kept and maintained by the CCO in accordance with the Company’s Recordkeeping Policy.

4.	Scope

The types of behaviour, investments and the relevant exemptions covered by this Code are described below.

Standard of conduct and general prohibitions

The principles that govern personal investment activities and the conduct of an Access Person, include:

(a)	the affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of advisory clients;

(b)	the requirement that all personal securities transactions be consistent with this Code;

(c)	the fundamental standard that an individual should not take inappropriate advantage of his/her position; and

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(d)	the requirement to comply with all applicable laws, rules, and regulations, including but not limited to applicable US federal securities laws.

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the specific provisions of the Code will not excuse Access Persons for personal trading or other conduct that is illegal or violates or abuses a duty to the Company’s advisory clients.

No Access Person, in connection with the purchase, sale or disposition of a investment, may directly or indirectly:

(i)	knowingly use information concerning the investment intentions of or influence the investment decision making process of Babson Capital Global Advisors and/or its advisory clients for personal gain or in a manner detrimental to the interests of Babson Capital Global Advisors and/or its advisory clients;

(ii)	employ any device, scheme, or artifice to defraud Babson Capital Global Advisors and/or its advisory clients;

(iii)	make an untrue statement of a material fact to Babson Capital Global Advisors or its advisory clients;

(iv)	omit to state a material fact necessary in order to make any statement made to Babson Capital Global Advisors and/or its advisory clients, in light of the circumstances under which they are made, not misleading;

(v)	engage in any act, practice, or course of business that operates or would operate as fraud, deceit, or breach of trust upon, or by, Babson Capital Global Advisors and/or its advisory clients; or

(vi)	engage in any manipulative practice with respect to Babson Capital Global Advisors and/or its advisory clients.

No insider dealing or market abuse

Access Persons must not engage in any activity which might constitute insider dealing or market abuse and such Access Persons must not advise, procure or encourage anyone else to do so.

No misuse or improper disclosure of confidential information

Access Persons must not disclose, or otherwise misuse, any confidential information relating to Babson Capital Global Advisors’s clients or transactions undertaken by the Company with or for clients, except in the proper performance of their duties as an officer or employee of the Company.

No conflicts of interest

Access Persons must not enter into any personal transaction which conflicts or is likely to conflict with any obligation that the Company has to its clients.

General scope – all securities and other investments

This Code apples to dealings in any investments (e.g. shares, bonds, limited partnership interests or other fund interests) issued by any company or entity, irrespective of whether such instruments are listed or unlisted and irrespective of how they are traded. The Code also applies to any contract based investments (e.g. CFDs, swaps, futures, forwards, options and spread bets) which relate to such investments.

Discretionary portfolios, blind trusts

There is no restriction on personal transactions effected in accounts over which an Access Person has no direct or indirect influence (“Exempted Accounts”), including blind trusts or discretionary portfolio management services, provided that the Access Person: (i) does not have any prior communications with the trustee/portfolio manager in relation to a particular transaction; (ii) has confirmed to the Compliance Department in writing that such trustee/portfolio manager has full and independent discretion over the relevant portfolio and will not consult with or discuss the relevant transaction with the Access Person in advance of dealing; and (iii) has delivered to the Compliance Department written confirmation from such

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trustee/portfolio manager that it has full and independent discretion over the relevant portfolio and will not consult with or discuss the relevant transaction with the Access Person in advance of dealing.

For the avoidance of doubt all transactions carried out by or with investment managers appointed by an Access Person under an advisory/non-discretionary mandate are restricted under this Code.

Public offers and rights issues

This Code applies to any public offer or rights issues including limited offerings and initial public offerings of equity securities, spin-offs and debt offerings whereby the issuer has not already issued public equity. The Compliance Department may grant specific permission to participate in certain large public offerings where it concludes that there is no potential for market abuse or conflict of interest.

Reportable Securities and Exempt investments

“Reportable Securities” include interests in all securities, except:

•	Direct Obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issues by money market funds;

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Babson Capital Global Advisors or an affiliate.

For the avoidance of doubt, interests in privately offered securities, limited offerings and private funds (e.g. hedge funds, private equity funds and venture capital funds).

There is no restriction on personal transactions in the following types of investments (“Exempt Investments”) (although market abuse laws may be of application and (if relevant) should be considered and followed):

•	Spot FX, cash (including foreign currencies and travellers cheques

•	Forward FX and currency futures

•	Currency options

•	Dealings on LIFFE where the investment relates to a financial index

•	Spread bets relating to sports events or financial indices

•	Physical commodities (e.g. precious metals)

•	UCITS, unit trusts and OEICs that (in each case) are open to retail investors in the UK, unless such product is sponsored or managed by the Company or an affiliate of the Company

•	UCITS schemes (in whatever form) open to retail investors in another EEA state, unless such product is sponsored or managed by the Company or an affiliate of the Company

•	Exchange traded funds (ETFs) that track a financial index and that are open to retail investors in the UK, unless such product is sponsored or managed by the Company or an affiliate of the Company

•	Life and general insurance policies

•

Co-investments and carried interest relating to products sponsored or managed by the Company or an affiliate of the Company, where such investments are made or awarded as part of the set-up of the relevant product

•	Awards made under the Company’s Long Term Incentive Plan (including any re-balancing)

(NB the general exemptions do not extend to investment trusts, listed private equity funds or similar products)

Transfers of Securities and other investments

For the avoidance of doubt, transfers of securities and other investments (where there is a change of the underlying beneficial ownership) for a nil consideration either from or to another person, falls within the definition of dealing and requires authorisation. That said, this policy shall not apply to the receipt of any investments as the result of inheritance.

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Procedures

5.	Pre-clearance process

Pre-Clearance Form

In respect of all personal transactions that are neither expressly permitted above nor expressly prohibited above, Access Persons shall observe the following procedures which require pre-authorisation of personal transactions.

Access Persons must submit a Pre-Clearance Form (Appendix II) to the Compliance Department for review and sign off before any dealing regulated by this Code. No member of the Compliance Department may approve his or her own dealings. No trading may be undertaken until approval has been received from the Compliance Department.

Restricted List

The Company maintains a list of companies in which it has directed or may direct investment on behalf of its clients (the “Restricted List”).

No member of staff is permitted to deal in respect of any company on the Restricted List or any company listed on the restricted list of Babson Capital Management (the “US Restricted List”), in each case as updated from time to time. The Compliance Department will review all Code of Ethics pre-clearance requests against the Restricted List and the US Restricted List as part of the approval process.

Generally, approval will not be given to invest in (a) any investment in which Babson Capital Global Advisors or any portfolio managed by Babson Capital Global Advisors or an affiliate has an interest or holds confidential information or (b) in any investment relating to a private equity fund, Collective Investment Scheme or any other type of fund/entity where the underlying investments of that entity include any investment in which Babson Capital Global Advisors or any portfolio managed by Babson Capital Global Advisors or an affiliate has an interest or holds confidential information.

Approval

In order to mitigate the risk of market abuse, no explanation or justification will be given for a refusal of permission to deal (and none must be sought).

Any approval is given on a per trade basis (and does not represent an aggregate trading limit). All approvals are valid for five business days, unless such approval is expressly rescinded prior to the five business day deadline. The Compliance Department will retain copies of the signed off Pre-Clearance Forms, as well as any forms that are rejected.

All personal transactions that have been authorised by the Compliance Department must be executed by an external, suitably regulated broker appointed by the Access Person.

Employees should note that any approval given to trade a particular investment may not be granted again in the future. Moreover, just because permission to purchase a particular investment is given on a particular date, permission to sell all or part of such holding may not be forthcoming in the future.

Contract Notes, Deal / Trade Confirmations

Following the completion of an approved trade, all staff are required to supply the Compliance Department with a copy (in hard copy or electronic format) of the relevant contract note or deal confirmation.

(N.B. it is usually possible to instruct a broker to send a duplicate contract note directly to the Compliance Department).

No short selling or same day trading

Babson Capital Global Advisors does not permit its staff or any other Access Person to engage in same day trading (i.e. buying and selling the same investments within the same trading day). Short selling

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(i.e. selling investments that you do not own is only permitted in relation to a financial index (and not, for the avoidance of doubt, in relation to individual securities).

No front running

Babson Capital Global Advisors does not permit its staff or any other Access Person to either trade in a investment (other than an Exempt Investment) on the same day as the purchase or sale of such investment by any client account managed by the Company. In addition, you may not trade in an investment within seven days before or after the purchase or sale of a investment (other than an Exempt Investment) by any client account.

Financial liabilities

You must not undertake any transactions which commit you to a financial liability which you are not able to meet from your own readily available funds (i.e. you must have the required funds to settle a trade).

6.	Reporting Obligations of Access Persons

Access Persons are required to submit the following reports to the Compliance Department:

(a)	Initial Holdings Report

An initial holdings report must be submitted within ten days of becoming an Access Person. Such report must contain information that is current as of a date no more than forty-five calendar days prior to the submission date.

(b)	Annual Holdings Report

An annual holdings report must be submitted each year within 45 calendar days of 31 December (due by February 14 of each year. Such report must contain information that is current as of a date no more than forty-five calendar days prior to the submission date.

Access Persons must submit with each Annual Holdings Report written a certification that they have read and understand this Code, recognise that they are subject to it, have complied with its requirements, and have disclosed or reported all violations of the Code and all required reportable securities holdings and reportable accounts.

(c)	Quarterly Transactions Report

A report must be submitted within 30 calendar days after the end of each calendar quarter covering personal transactions in substantially all securities (other than Exempted Investments). Transactions effected pursuant to automatic investment plans or in an Exempted Account need not be reported. Quarterly Transactions Reports must also include information regarding any new account established by an Access Person during the applicable quarter.

Full details of the information that each type of report must contain are available from the Compliance Department. You should note that certain types of investment (e.g. Unit Trusts, ETFs, OEICS and other CIS) while constituting Exempt Investments must nevertheless be included on Initial and Annual Holdings Reports. To the extent that an Access Person would incur material fiscal or other penalties as a result of complying with his obligations hereunder, such Access Person may apply to the CCO for an exemption in relation thereto. Any such request may be withheld or granted on such terms as the CCO may reasonably see fit. The basis of any exemption granted will be documented in a written memorandum, which shall be kept and maintained by the CCO in accordance with the Company’s Recordkeeping Policy.

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7.	Records

The CCO shall:

(a)	Closely monitor Access Persons investment patterns to detect potentially abusive behaviour;

(b)	Compare Access Person trading with Clients’ trades as necessary;

(c)	Review all Initial and Annual Holdings Reports maintaining notes of any issues noted;

(d)	Review all Quarterly Transactions Reports maintain notes of any issues noted;

(e)	prepare a quarterly report for the Company’s Board of Directors containing a description of any material violation requiring significant remedial action during the past quarter and any other significant information concerning the application of this Code; and

(f)	prepare an annual report for the Company’s Board of Directors summarising any material exceptions or exemptions concerning personal investing made during the past year; listing any violations requiring significant remedial action; and identifying any recommended changes to the Code or the procedures thereunder. The report should include any violations that are material, any sanctions imposed to such material violations, and any significant conflicts of interest that arose involving the personal investment policies of the organisation, even if the conflicts have not resulted in a violation of the Code.

8.	Breaches of the Code

Actual or possible violations of this Code shall be brought to the immediate attention of the CCO or designee. It is a violation of this Code to deliberately fail to report a violation or deliberately withhold relevant or material information concerning a violation of this Code.

Good faith reporting of suspected violations of this Code by others shall not subject the reporting person to penalty or reprisal by Babson Capital Global Advisors.

Penalties for violating securities laws can be severe, for both the individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided (“disgorgement”), imprisonment, fines for the person committing the violation and fines for the employer or other controlling person.

In addition, any violation of this Code shall be subject to such sanctions imposed by Babson Capital Global Advisors as may be deemed appropriate by the CCO under the circumstances to achieve the purposes of applicable SEC and FSA rules and this Code. Such sanctions could include, without limitation, written warnings, fines, bans on personal trading, disgorgement of trading profits, personnel action (including termination of employment where appropriate) or referral to civil or criminal authorities. A schedule of typical sanctions is available upon request from the Compliance Department.

9.	External Business Interests

As provided in your contract with the Company, you must obtain approval and disclose any possible conflicts of interest prior to serving on the board of directors of any business entity or other outside business.

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Appendix I

Initial Access Persons

Name	Title
Oliver Burgel	Director/Chief Operating Officer

Sheldon Francis	Director

Bernadette Clegg	Director

Christopher DeFrancis	Secretary

Peter Clark	Chief Compliance Officer/Head of Legal & Compliance

Lee Markwood	Money Laundering Reporting Officer

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Appendix II

Pre-Clearance Form

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